EXHIBIT 5.0 and 23.1
OPINION OF COUNSEL AND CONSENT


                             KELLY LYTTON & VANN LLP
                            1900 Avenue of the Stars
                                   Suite 1450
                          Los Angeles, California 90067



September 18, 2001

Board of Directors
Pollution Research and Control Corp.
506 Paula Ave.
Glendale, CA 91201

Re: Pollution Research and Control Corp. ("PRCC")

Gentlemen:

The undersigned is counsel for Pollution Research and Control Corp. I have been requested to render an opinion on the validity of the 2,407,370 shares of PRCC proposed to be sold pursuant the PRCC's Registration Statement on Form S-3. In rendering this opinion, I have reviewed PRCC's Registration on Form S-3, the Articles of Incorporation and By-Laws and other corporate documents. All representations made to me in PRCC documents and by company officers and directors are deemed to be accurate. It is my opinion that:

1. PRCC is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

2. That the shares of common stock to be issuable by PRCC upon conversion, exercise of warrants and options have been reserved and, when issued, will be duly and properly approved by PRCC's board of directors.

3. That the shares of stock, when and as issued, will be fully paid and non-assessable,will be legally issued and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered on form S-3 under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

I hereby consent to the use of this opinion in PRCC's Registration Statement on Form S-3. Please feel free to contact the undersigned should you have any further questions regarding this matter.

Very truly yours,

/s/John Holt Smith